Exhibit 99.1

FOR IMMEDIATE RELEASE

MIKE ANDRES IS LOGAN’S ROADHOUSE® NEW CEO
Seasoned restaurant executive brings expertise to steakhouse chain

    NASHVILLE, Tenn. – (Feb. 20, 2013) – Mike Andres has been appointed the new President, Chief Executive Officer and Chairman of the Board for Nashville-based Logan’s Roadhouse.

    “With more than 30 years of restaurant leadership experience for such well-known brands as McDonald’s Corporation and Boston Market, Mike is the right person to lead Logan’s Roadhouse and take this brand to the next level,” said Kelso & Company Principal Philip Berney.  Kelso & Co. is a majority stockholder of Logan’s Roadhouse. “He most recently served as a McDonald’s U.S. Division President overseeing seven regions with more than 4,300 restaurants and $11 billion in revenue. His outstanding leadership skills have demonstrated his ability to build highly effective teams that are focused on providing superior customer satisfaction,” Berney added.

During his time at McDonald’s, Andres had extensive responsibilities in all aspects of operations, marketing and development.  He also served as CEO of Boston Market for six years, when it was a wholly owned subsidiary of McDonald’s Corporation.

“I am excited about leading the Logan’s Roadhouse team,” Andres said.  “This is a great brand with a solid foundation and strong consumer appeal.  My initial plans are to ensure that we are well positioned to meet the changing consumer demands and to continue improving our restaurant experience for each of our guests,” Andres added.

Andres is no stranger to Tennessee, having moved here in 2010 with his wife, Connie, and their three children. He is a graduate of the University of Tennessee.

Headquartered in Nashville, Tenn., Logan’s Roadhouse, Inc. presently runs 229 company-operated and 26 franchised Logan’s Roadhouse restaurants in 23 states.

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Forward-Looking Statements

This press release contains statements about future events and expectations that constitute forward-looking statements.  These forward-looking statements can generally be identified by the use of forward-looking terminology such as “may,” “plan,” “will,” “expect,” “intend,” “anticipate,” “believe” or the negative thereof or similar terminology.  These statements are based on current beliefs, assumptions and expectations and are not statements of historical fact.  Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements and you should not place undue reliance on such statements.  Please refer to our Annual Report on Form 10-K for the fiscal year ended July 29, 2012, and subsequent periodic reports that we have filed with the Securities and Exchange Commission, for a discussion of risk factors that may contribute to these differences.  Any forward-looking information presented herein is made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking information.

FOR MORE INFORMATION CONTACT:
Investor Relations
InvestorRelations@logansroadhouse.com<mailto:InvestorRelations@logansroadhouse.com>
855-255-2789

Other inquiries:
Heather MacDonald – 615-481-1321 or heather.macdonald@dvl.com